Filed in the Office of	Business Number E0076372017-6
Barbara K. Cegavske	Filing Number 20190342468
Secretary of State State Of Nevada	Filed On 11/18/2019 10:00:00 AM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

VIVIC CORP

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. Authorized Stock has been amendment as set forth in the attached page.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 7,250,600

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Yun Kuang Kung

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation

The articles have been amended as follows:

Article 3. Authorized Stock:

(a) The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is Seventy Five Million (75,000,000), of which Seventy million (70,000,000) shall be common stock, par value $0.001 per share (the "Common Stock"), and Five million (5,000,000) shall be preferred stock, par value $0.001 per share (the "Preferred Stock").

Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, and the qualification, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at any time and from time to time by the board of directors of the Corporation (the "Board") and filed with the Secretary of State of the State of Nevada. The Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the Law, to adopt any such resolution or resolutions.

(b) Forward Stock Split: Effective upon November 19, 2019 (the "Effective Time"), there is effective a Four for One (4:1) forward stock split (the "Forward Split") of the Corporation's issued and outstanding shares of Common Stock, whereby each one (1) share of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Common Stock") shall, automatically without any action on the part of the holder thereof, be converted into four (4) shares of Common Stock (the "New Common Stock"). All fractional share amounts resulting from the forward stock split shall be rounded up to the next whole share of New Common Stock."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this November 2, 2019

By: ____________________
Yun-Kuang Kung
Chief Executive Officer